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                                  F O R M    3

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

 Woo                                 Hiram                                 J.
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(Last)                              (First)                             (Middle)
                          c/o New Frontier Media, Inc.
                         5435 Airport Blvd., Suite 100
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                                    (Street)

                             Boulder, Colorado 80301
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(City)                               (State)                               (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

                                  June 1, 2000
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol

                         New Frontier Media, Inc. - NOOF
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5. Relationship of Reporting Person to Issuer (check all applicable)

[ X ] Director*
[   ] 10% Owner
[   ] Officer (give title below)
[   ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group filing (Check Appropriate Line)

[X] Form filed by One Reporting Person
[ ] Form filed by More Than One Reporting Person
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                                       TABLE I -- NON-DERIVATIVE SECURITIES BENFICIALLY OWNED
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1. Title of Security (Instr. 4)                        2. Amount of Securities      3. Ownership From:      4. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or           Beneficial
                                                          (Instr. 4)                   Indirect (I)            Ownership
                                                                                       (Instr 5.)              (Instr. 5)
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             TABLE II -- DERIVATIVE SECURITIES BENFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date             3. Title and                 4. Conversion  5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable         Amount of                    Or Exercise    Form of          Indirect
                                     and                 Securities                   Price of       Derivative       Beneficial
                                     Expiration          Underlying                   Derivative     Security:        Ownership
                                     Date (Month/        Derivative                   Security       Direct           (Instr. 5)
                                     Day/Year)           Security                                    (D) or
                                                         (Instr. 4)                                  Indirect (I)
                                                                                                     (Instr. 5)
                                  -----------------   -----------------             ------------- ---------------   ------------
                                  Date      Expira-                      Amount or
                                  Exer-     tion                         Number
                                  cisable   Date      Title              of Shares
                                  -------   -------   -----              ---------

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 785(a).
Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                /s/ Hiram J. Woo                       6/8/01
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                Signature of Reporting Person            Date